UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Genentech, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following e-mail was sent to all Tanox employees on December 12, 2006:

TO TANOX EMPLOYEES

To: All Tanox Employees

Subject: Planning Update

Date: December 12, 2006

Thank you all again for another successful visit last week. We continue to appreciate your hospitality and candor as we move forward with the planning process.

In follow-up to the recent Town Hall meeting, I want to provide you with a quick update on what has been discussed.

First, we recognize that many of you would like to review Q&A that were discussed at the Town Hall meeting. To that end, we are planning to post key Q&A from the meeting on the Tanox intranet site so that you can access the information at your convenience. We hope to have it posted by the end of this week.

Additionally, to enable you to submit questions directly to Genentech, we have created a new email address. Each question will be triaged to the appropriate person(s) within Genentech who will determine the best way to answer your question. We will attempt to answer as many questions as possible by posting them on the intranet site and/or discussing them at a future Town Hall meeting. We will also be able to answer questions for San Diego employees in person during our upcoming visit this Thursday and Friday, December 14 and 15.

For those of you who may not have had a chance to speak with a functional representative at Genentech, you should hear from someone over the next several days. If, by chance, you have not spoken to someone and would like to, or would like to speak to someone in a different area, please contact us at the email address above.

Lastly, at the last Town Hall meeting, there were some questions on how being on the transition team affects severance. We will follow-up on these items and either post on the intranet site or answer during the next Town Hall meeting, which we expect to schedule for early January.

I look forward to working with you as we continue the planning process, and thank you for all your commitment and hard work during this time.

Warm wishes and happy holidays to you and your family,

Ashraf

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”) on December 7, 2006. Stockholders of Tanox are urged to read the definitive proxy statement and any other relevant documents because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by both Genentech and Tanox are available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tanox in connection with the transaction, and their interests in the solicitation, is set forth in the proxy materials filed by Tanox with the SEC.